UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 6, 2011

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

No. 14 East Hushan Road,
Tai'an City, Shandong, 271000
People's Republic of China
(Address of Principal Executive Offices)

86-538 -620-2306

Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 6, 2011, Dr. Xiangmin Cui resigned from his positions as a director of China Biologic Products, Inc. (the “Company”), a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of the Company and the Chairman of the Compensation Committee, effective immediately. Mr. Cui’s resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Cui will serve as an independent consultant for the Company.

On October 6, 2011, the Company’s board of directors appointed Mr. David (Xiaoying) Gao, age 61, as a director of the Company, a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of the Company and as the Chairman of the Compensation Committee, effective immediately, to fill the vacancy resulting from Mr. Cui’s resignation.

The Company has entered into a Director Agreement and Indemnification Agreement with Mr. Gao. Under the terms of the Director Agreement, the Company agreed to pay Mr. Gao a monthly fee of $5,000 as compensation for his services. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Gao against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by him in connection with any proceeding, provided that he has acted in good faith and in the best interests of the Company. The Company also granted Mr. Gao an option to purchase 20,000 shares of the Company’s common stock under the Company’s 2008 Equity Incentive Plan, which options will have an exercise price of $5.97 per share and will vest in two equal portions on April 7 and October 7, 2012, respectively. The description of the terms of the Director Agreement and Indemnification Agreement herein is qualified by reference to the provisions of the Director Agreement and Indemnification Agreement attached hereto as Exhibits 10.1 and 10.2.

David (Xiaoying) Gao. Mr. Gao has served as a senior integration advisor for Sanofi since February 2011. From February 2004 to February 2011, Mr. Gao served as the Chief Executive Officer and director of BMP Sunstone Corporation (Nasdaq: BJGP). From February 2002 through February 2004, Mr. Gao served as Chairman of BMP China’s board of directors. Mr. Gao served as President and director of Abacus Investments Ltd, a private wealth management company, from August 2003 until June 2004, and as Chief Executive Officer of Abacus from July 2003 to June 2004. From 1989 to 2002, Mr. Gao held various executive positions at Motorola, Inc., a publicly traded company specializing in wireless, broadband and automotive communications technologies and embedded electronic products, including: Vice President and Director, Integrated Electronic System Sector, Asia-Pacific operation, from 1998 to 2002; Member, Motorola Asia Pacific Management Board, Management Board of Motorola Japan Ltd., from 2000 to 2002; and Motorola China Management Board from 1996 to 2002. Mr. Gao holds a B.S. in Mechanical Engineering from the Beijing Institute of Technology, a M.S. in Mechanical Engineering from Hanover University, Germany, and an M.B.A. from The Massachusetts Institute of Technology. Except as described above, Mr. Gao has not held any other public company directorship during the past five years.

No family relationship exists between Mr. Gao and any other director or executive officer of the Company.

There are no arrangements or understandings between Mr. Gao and any other persons pursuant to which he was selected as director. There are no transactions between Mr. Gao and the Company that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release regarding the matters described above is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Director Agreement, by and between the Company and David (Xiaoying) Gao, dated October 6, 2011
10.2	Indemnity Agreement, by and between the Company and David (Xiaoying) Gao, dated October 6, 2011
99.1	Press Release dated October 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2011	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Director Agreement, by and between the Company and David (Xiaoying) Gao, dated October 6, 2011
10.2	Indemnity Agreement, by and between the Company and David (Xiaoying) Gao, dated October 6, 2011
99.1	Press Release dated October 6, 2011